UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2009

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On February 23, 2009, BioLargo, Inc. (the “Company”) and its Chief Financial Officer Charles K. Dargan, II agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”), pursuant to which Mr. Dargan served as the Company’s Chief Financial Officer for a period of one year, expiring January 31, 2009. The Engagement Extension Agreement dated as of February 1, 2009 (the “Engagement Extension Agreement”) provides for an additional one-year term effective February 1, 2009 (the “Extended Term”). During the Extended Term, Mr. Dargan will continue to receive a fee of $4,000 per month, which amount will be increased to $8,000 or more in months during which the Company files its periodic reports with the Securities and Exchange Commission.

In addition to the cash compensation specified above, Mr. Dargan will be issued stock options over the Extended Term as follows:

•

an option to purchase 50,000 shares of the Company’s common stock, granted on February 23, 2009, at an exercise price equal to the closing price of a share of the Company’s common stock on the grant date, such option to vest in full 90 days after grant; and

•

options to purchase 10,000 shares of the Company’s common stock, each such option to be granted on the last day of each month commencing April 2009 and ending January 2010, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each such grant date, at an exercise price equal to the closing price of a share of the Company’s common stock on each grant date, each such option to be fully vested upon grant.

Mr. Dargan will continue to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer. All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Item 9.01    Financial Statements and Exhibits

†10.1	Engagement Extension Agreement dated as of February 1, 2009 between BioLargo, Inc. and Charles K. Dargan, II.

†	Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2009	BIOLARGO, INC.

	By:	/s/ Dennis Calvert
Dennis Calvert Chief Executive Officer